UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  (October 6, 2016) October 13, 2016

GENCO SHIPPING & TRADING LIMITED
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	001-33393	98-043-9758
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

299 Park Avenue 12th Floor (Address of principal executive offices)	10171 (Zip code)

Registrant’s telephone number, including area code:  (646) 443-8550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 13, 2016, Peter C. Georgiopoulos resigned as Chairman of the Board and a director of Genco Shipping & Trading Limited (“Genco” or the “Company”).  The Board appointed Arthur L. Regan, a current director of the Company, as Interim Executive Chairman of the Board.  In connection with Mr. Regan’s appointment, Mr. Regan resigned as a member of the Company’s Audit Committee and its Compensation Committee, and Basil G. Mavroleon, another current director of the Company, was appointed as a member of the Audit Committee.  The Company intends to consider a successor to Mr. Regan as a member of the Compensation Committee at a later date.  As Interim Executive Chairman, Mr. Regan will be provided with compensation of $325,000 per year commencing with his appointment and customary benefits provided to an executive officer of the Company.

In connection with his departure, Mr. Georgiopoulos entered into a Separation Agreement and a Release Agreement with the Company on October 13, 2016.  Under the terms of these agreements, subject to customary conditions, Mr. Georgiopoulos is to receive an amount equal to the annual Chairman’s fee awarded to him in recent years of $500,000 as a severance payment and full vesting of his unvested equity awards, which consist of grants of 68,581 restricted shares of the Company’s common stock and warrants exercisable for approximately 213,937 shares of the Company’s common stock with an exercise price per share ranging from $259.10 to $341.90.  The agreements also contain customary provisions pertaining to confidential information, releases of claims by Mr. Georgiopoulos, and other restrictive covenants.

Also, on October 6, 2016, the Company was informed that Peter Kirchof intended to resign from its Board of Directors. The Company intends to consider qualified candidates to succeed Mr. Kirchof, including a replacement candidate proposed by Strategic Value Partners LLC, one of Genco’s largest shareholders with whom Mr. Kirchof is affiliated.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENCO SHIPPING & TRADING LIMITED

DATE: October 13, 2016

By	/s/ John C. Wobensmith
John C. Wobensmith
President